CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 8, 2011 with respect to the statement of revenues and certain expenses of the Texarkana Property for the year ended December 31, 2010 which is included in this Pre-effective Amendment No. 1 to Post-effective Amendment No. 3 to the American Realty Capital Healthcare Trust, Inc. Registration Statement and Prospectus on Form S-11 (File No. 333-169075, effective February 18, 2011).  We consent to the inclusion in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

October 18, 2011